Exhibit 99.1

Cactus Announces New Appointment to Board of Directors

HOUSTON – January 30, 2020 – Cactus, Inc. (NYSE: WHD) (“Cactus”) today announced that Ms. Melissa Law has been appointed to the Company’s Board of Directors (the “Board”) and will serve on its audit committee and compensation committee, effective as of the date hereof. Ms. Law currently serves as the President of Global Operations for Tate & Lyle, where she is responsible for leading the environmental, health and safety, quality and sustainability programs, the end to end supply chain and logistics function, as well as the global manufacturing and engineering organizations. With the addition of Ms. Law, the Board is now composed of eight members, including five independent directors.

Scott Bender, President and CEO of Cactus, stated, “We are pleased to welcome Ms. Law as an independent director. Her multi-industry leadership experience and supply chain expertise make her an ideal addition to our Board. We believe the Board of Directors will greatly benefit from her experience.”

About Cactus, Inc.

Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers' wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates service centers in the United States, which are strategically located in the key oil and gas producing regions, including the Permian, SCOOP/STACK, Marcellus, Utica, Eagle Ford and Bakken, among other areas, and in Eastern Australia.

Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com

Source: Cactus, Inc.

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